Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Patrick Gallagher

Edward Howard & Co.

Office: (216) 781-2400

Cell: (216) 233-7473

JUDGE CONFIRMS OGLEBAY NORTON PLAN OF REORGANIZATION

CLEVELAND, November 16, 2004 – Oglebay Norton Company (Other OTC: OGLEQ.PK) said that United States Bankruptcy Judge Joel B. Rosenthal of the U.S. Bankruptcy Court for the District of Delaware today confirmed the company’s second amended joint plan of reorganization.

Confirmation affirms that all reorganization requirements have been met under the U.S. Bankruptcy Code and clears the way for Oglebay Norton to emerge from chapter 11 protection. The company said it expects to be able to satisfy all conditions to effectiveness of its plan and anticipates emerging from chapter 11 by the end of December or early January. The company and its wholly owned subsidiaries filed voluntary petitions for relief under chapter 11 on February 23, 2004.

“The confirmation of our plan signals a new beginning for Oglebay Norton,” said Michael D. Lundin, president and chief executive officer. “The court has affirmed that our plan of reorganization is reasonable and provides the best value for creditors. The company will emerge from bankruptcy court protection with a de-levered balance sheet, strong momentum and a continued focus on serving our customers.”

Lundin credited the commitment of the company’s employees and the support of customers, vendors and lenders for preserving and growing the business during bankruptcy. He thanked the creditors’ committee and management’s outside advisors for their hard work in expeditiously navigating the chapter 11 process.

Lundin said the company intends to continue to pursue the strategic operating plan that management put in place in 2002, but was unable to execute fully due to the financial challenges that culminated in the chapter 11 filing.

“We are confident in our ability to implement this strategy and return Oglebay Norton to sustained profitable growth while generating cash flow to pay down debt,” Lundin said.

As previously disclosed, the strategic plan is based on the company’s core competencies of extracting, processing and providing minerals. The strategy is to expand current markets and develop new ones for the company’s core limestone and limestone fillers businesses while maximizing the profitability of the industrial sands, lime and marine units. Management remains in active discussions to sell all or portions of the company’s mica operations.

In accordance with the terms of the plan of reorganization, as of the close of business on the confirmation date of the plan, the stock transfer register for the common stock of the company will be closed. The company and its agents will have no obligation to recognize the sale or transfer of any shares of common stock after the confirmation date of the plan. On the effective date of the plan, the common stock will be cancelled.

Oglebay Norton Company, a Cleveland, Ohio-based company with a 150-year heritage, provides essential minerals and aggregates to a broad range of markets, from building materials and environmental remediation to the energy and metallurgical industries. The company has approximately 1,770 full-time and part-time hourly and salaried employees in 13 states. The company’s website is www.oglebaynorton.com.

Safe Harbor

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) continuing risks associated with consummation of the Company’s emergence from protection under chapter 11 of the U.S. Bankruptcy Code, including the satisfaction of conditions to that emergence; (2) risks associated with the Company’s restructuring of its debt, including whether the restructuring accomplished through the bankruptcy proceedings provides sufficient improvement to the Company’s financial position and provides adequate liquidity; (3) the Company’s ability to maintain its cost reduction initiatives; (4) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (5) fluctuations in energy, fuel and oil prices; (6) fluctuations in integrated steel production in the Great Lakes region; (7) fluctuations in Great Lakes and Mid-Atlantic construction activity; (8) economic conditions in California or population growth rates in the Southwestern United States; (9) the outcome of periodic negotiations of labor agreements; (10) changes in the demand for the Company’s products due to changes in technology; (11) the loss, insolvency or bankruptcy of major customers or debtors; (12) changes in environmental laws or changes in law adverse to the Company; (13) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company’s interest; (14) difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for the Company’s vessel operations; and (15) the insolvency of insurers, the effects of any coverage litigation with insurers or adequacy of insurance. While the Company is in chapter 11 bankruptcy, investments in its securities will be highly speculative. Shares of the Company’s common stock have little or no value and will be canceled on the effective date of the Plan. Please refer to the Company’s current and subsequent SEC filings under the Securities Exchange Act of 1934, as amended, for further information.

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